Exhibit 3(i)

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
HERBORIUM GROUP, INC.

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation as of this date:

FIRST: The name of the corporation is Pacific Magtron International Corp.

SECOND: The corporation was originally incorporated under the name of Wildfire Capital Corporation and the original Articles of Incorporation of the corporation were filed with the Secretary of State of the State of Nevada on January 8, 1996.

THIRD: The corporation’s original Articles of Incorporation were amended and restated and its Amended and Restated Articles of Incorporation were filed with the Secretary of State of the State of Nevada on October 15, 1998 (the “Current Articles of Incorporation”).

FOURTH: The undersigned does hereby certify that these Second Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) amend, restate and integrate the provisions of the Current Articles of Incorporation and that the Corporation has the authority to adopt the Articles of Incorporation without further action by its directors or stockholders pursuant to NRS 78.622 in accordance with the Fourth Amended Plans of Reorganization of the Corporation and its wholly-owned subsidiary, LiveWarehouse, Inc., as confirmed by the United States Bankruptcy Court for the District of Nevada on August 11, 2006. The Current Articles of Incorporation are amended and restated in their entirety as follows:

1. NAME. The name of the Corporation is:

HERBORIUM GROUP, INC.

2. STATUTORY PLACE OF BUSINESS. The statutory place of business of the Corporation in the State of Nevada is located at 3155 East Patrick Lane, Ste 1, Las Vegas, Nevada 89120.

3. STATUTORY AGENT. The name and address of its resident agent is the Incorp Services, Inc., 3155 East Patrick Lane, Ste 1, Las Vegas, Nevada 89120.

4. PURPOSE. The purpose for which the Corporation is organized is the transaction of any and all lawful activities for which corporations may be incorporated under the laws of the State of Nevada, as the same may be amended from time to time.

5. REORGANIZATION. In accordance with the Fourth Amended Plans of Reorganization of the Corporation and its wholly-owned subsidiary, LiveWarehouse, Inc. (“Subsidiary”), confirmed by the United States Bankruptcy Court for the District of Nevada on August 11, 2006, on September 18, 2006 (the “Effective Time”), each share of Common Stock of the Corporation currently outstanding shall automatically and without any further action by the holders of such shares be changed and converted into and shall be shares of previously unissued shares of Common Stock of the Corporation in the manner set forth in the Fourth Amended Plans of Reorganization of the Corporation and Subsidiary; provided, however, that no stockholder shall, as a result of this action, receive any fractional share, and that any fractional share to which such stockholder would otherwise be entitled pursuant to this action shall be rounded up or down to the next whole number.

At and after the Effective Time all of the outstanding certificates which immediately prior to the Effective Time represented shares of the Corporation’s Common Stock, shall be deemed canceled and shall not be recognized as outstanding on the books of the Corporation; such certificates shall represent the right to obtain, and shall be presented to the Corporation to be exchanged for, certificates representing shares of the Corporation’s Common Stock as converted in accordance with the Fourth Amended Plans of Reorganization of the Corporation and Subsidiary in the manner described above.

6. CAPITAL STOCK. The aggregate number of shares of capital stock that the Corporation shall be authorized to issue is Five Hundred and Five Million (505,000,000) shares which shall consist of the following:

(a) COMMON STOCK. The authorized Common Stock of the Corporation shall be Five Hundred Million (500,000,000) shares of Common Stock with a par value of $.001 per share. The holders of the Common Stock shall be entitled to one vote for each share held by them of record on the books of the Corporation. Such shares of Common Stock may be issued by the Corporation from time to time for such consideration greater than or equal to par value as may be fixed from time to time by the Board of Directors. The designations and preferences of the Common Stock are as follows:

(1) Dividends; Distributions. Each share of Common Stock shall be entitled to receive dividends and other distribution paid in cash, securities, property or otherwise, when and if declared by the Board of Directors of the Corporation.

(2) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, voluntarily or involuntarily, the holders of shares of Common Stock shall be entitled to receive out of any remaining assets of the Corporation legally available for distribution which shall be distributed pro rata among the holders of Common Stock in proportion to the number of shares of Common Stock held by such holders.

(b) SERIAL PREFERRED STOCK. The authorized preferred stock of the Corporation shall be Five Million (5,000,000) shares of serial preferred stock with a par value of $.001 per share. Subject to the terms and provisions of this Article 6, the Board of Directors of the Corporation is authorized to provide, from time to time, for the issuance of shares of serial preferred stock in series and to fix from time to time before issuance the designation, preferences, privileges and voting powers of the shares of each series of serial preferred stock and the restrictions or qualifications thereof, including, without limiting the generality of the foregoing, the following:

(1) The serial designation and authorized number of shares;

(2) The dividend rate, the date or dates on which such dividends will be payable and the extent to which such dividends may be cumulative;

(3) The amount or amounts to be received by the holders in the event of voluntary or involuntary dissolution or liquidation of the Corporation;

(4) The voting rights, if any, of the holders;

(5) The price or prices at which shares may be redeemed and any terms, conditions and limitations upon such redemption;

(6) Any sinking fund provisions for redemption or purchase of shares of such series; and

(7) The terms and conditions, if any, on which shares may be converted at the election of holders thereof into shares of other capital stock, or of other series of serial preferred stock of the Corporation.

Each series of serial preferred stock, in preference to the Common Stock, will be entitled to dividends from funds or other assets legally available therefor, at such rates, payable at such times and cumulative to the extent as may be fixed by the Board of Directors of the Corporation pursuant to the authority herein conferred upon it. In the event of dissolution or liquidation of the Corporation, voluntary or involuntary, the holders of serial preferred stock, in preference to the Common Stock, will be entitled to receive such amount or amounts as may be fixed by the Board of Directors of the Corporation pursuant to the authority herein conferred upon it. Preferred stock of any series redeemed, converted, exchanged, purchased or otherwise acquired by the Corporation shall be canceled by the Corporation and returned to the status of authorized but unissued preferred stock. All shares of any series of serial preferred stock, as between themselves, shall rank equally and be identical; and all series of serial preferred stock, as between themselves, shall rank equally and be identical except as set forth in resolutions of the Board of Directors authorizing the issuance of the series.

7. PAYMENT FOR STOCK. The capital stock, after the amount of the subscription price or par value has been paid in, shall not be subject to assessment to pay the debts of the corporation.

8. PERPETUAL EXISTENCE. The Corporation is to have perpetual existence.

9. AMENDMENT, ALTERATION OR CHANGE OF THESE ARTICLES OF INCORPORATION. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

11. MEETINGS OF STOCKHOLDERS. Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

12. ELIMINATION OF DIRECTOR AND OFFICER LIABILITY. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained herein shall eliminate or limit the liability of a director or officer of the Corporation to the fullest extent provided by applicable laws (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) for authorizing the payment of dividends in violation of NRS 78.300, as amended, or any successor to such section. The limitation of liability provided herein shall continue after a director or officer has ceased to occupy such position as to acts or omissions occurring during such director's or officer's term or terms of office.

13. INDEMNIFICATION. To the fullest extent permitted by Nevada law, the Corporation shall indemnify and pay the expenses of any person who is or was made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee, trustee or agent of or for the Corporation or is or was serving at the request or with the prior approval of the Corporation as a director, officer, employee, trustee or agent of another corporation, trust or enterprise, against any liability asserted against such person and incurred by such person in any capacity arising out of that persons status as such, whether or not the Corporation would have the power to indemnify that person against such liability under the provisions of the Bylaws of the Corporation. Further, the Corporation will pay the expenses of such persons as they are incurred in advance of the final disposition of the action or proceeding, upon the receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Corporation.

14. ACQUISITION OF CONTROLLING INTEREST. The Corporation elects not to be governed by NRS 78.378, ET SEQ. - Acquisition of Controlling Interest, as amended, and NRS 78.411 to 78.444, inclusive, dealing with business combinations, as amended, and any successors to any of such sections.

IN WITNESS WHEREOF, HERBORIUM GROUP, INC. has caused these Second Amended and Restated Articles of Incorporation to be signed by Anthony Lee, its authorized officer, this 11th day of September, 2006.

HERBORIUM GROUP, INC, a Nevada corporation

/s/ Anthony Lee
Anthony Lee